Exhibit 10.1

FORBEARANCE AGREEMENT

This FORBEARANCE AGREEMENT (this “Agreement”) is dated as of February 5, 2016, by and among (i) COROWARE, INC. (“CoroWare”), (ii) COROWARE TECHNOLOGIES, INC. (“CT”), (iii) the subsidiaries and affiliates of CoroWare and CT listed on Schedule 1 attached hereto (the “Subsidiaries”) (CoroWare, CT and the Subsidiaries shall be collectively referred to herein as the “Obligors”), and (ii) YA Global Investments, L.P., formerly known as Cornell Capital Partners, LP, a Cayman Island exempt limited partnership (the “Lender”), and having offices located at 1012 Springfield Avenue, Mountainside, New Jersey 07092.

Background

Reference is made to certain financing arrangements entered into by and among the Obligors and the Lender evidenced by, among other things, the documents, instruments, and agreements listed in the attached Schedule 2 (collectively, together with all other documents, instruments, and agreements executed in connection therewith or related thereto and Related Documents (as defined herein), the “Financing Documents”).

The Obligors acknowledge and agree that one or more Defaults and/or Events of Default have occurred under the Financing Documents prior to the date hereof as a result of the Obligors’ failure to pay amounts due under the Financing Documents as and when due (collectively, the “Stated Defaults”).

The Obligors have requested that the Lender (i) agree to amend, restate and consolidate the Notes and the Debentures (as each of those terms are defined on Schedule 2), (ii) agree to certain other modifications of the terms and conditions of the Financing Documents, and (iii) forbear from enforcing its rights and remedies under the Financing Documents as a result of the Stated Defaults until April 30, 2016 (the “Termination Date”), and the Lender has agreed to do so, but only upon the terms and conditions expressly set forth herein.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by and among the Obligors and the Lender as follows:

Acknowledgment of Indebtedness

1.	The Obligors each hereby acknowledge and agree that each of the Obligors is and shall remain (or otherwise hereby agrees to be) jointly and severally liable to the Lender as follows:

a.	Due under the Notes and Debentures (as such terms are defined on Schedule 2) as of January 7, 2016:

Principal	$1,033,128
Interest	$1,796,562

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b.	In addition, for all interest and late charges accruing from and after January 7, 2016, and for all fees, redemption premiums, liquidated damages, costs, expenses, and costs of collection (including attorneys’ fees and expenses) and other amounts, heretofore or hereafter accrued or coming due or incurred by the Lender in connection with the protection, preservation, or enforcement of its rights and remedies under the Financing Documents (including the preparation and negotiation of this Agreement).

All amounts due as set forth in this Section 1, and all amounts heretofore or hereafter payable under this Agreement, the Related Documents, and/or the Financing Documents, shall be referred to herein collectively as the “Obligations”.

Waiver of Claims

2.	The Obligors hereby acknowledge and agree that none of the Obligors have any offsets, defenses, claims, or counterclaims against the Lender, its general partner, and its investment manager, and each of their respective agents, servants, attorneys, advisors, officers, directors, employees, affiliates, partners, members, managers, predecessors, successors, and assigns (singly and collectively, as the “Released Parties”), with respect to the Obligations, the Financing Documents, the transactions set forth or otherwise contemplated in this Agreement, or otherwise, and that if the Obligors now have, or ever did have, any offsets, defenses, claims, or counterclaims against any of the Released Parties, whether known or unknown, at law or in equity, from the beginning of the world through this date and through the time of execution of this Agreement, all of them are hereby expressly WAIVED, and the Obligors each hereby RELEASE each of the Released Parties from any and all liability therefor.

Ratification of Financing Documents; Confirmation of Collateral;

Cross-Collateralization; Further Assurances

3.	The Obligors:

a.	Hereby ratify, confirm, and reaffirm all and singular the terms and conditions of the Financing Documents. The Obligors further acknowledge and agree that except as specifically modified in this Agreement, all terms and conditions of those documents, instruments, and agreements shall remain in full force and effect;

b.	Hereby ratify, confirm, and reaffirm that (i) the obligations secured by the Financing Documents include, without limitation, the Obligations, and any future modifications, amendments, substitutions or renewals thereof, including, without limitation, the Notes and Debentures (as defined in Schedule 2), and (ii) all collateral, whether now existing or hereafter acquired, granted to the Lender pursuant to the Financing Documents or otherwise shall, regardless of any provisions in the Financing Documents to the contrary, secure all of the Obligations until full and final payment of the Obligations; and

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c.	The Obligors have granted the Lender security interests in all of their assets, and to confirm the same the Obligors hereby grant the Lender a security interest in all of their respective assets, whether now existing or hereafter acquired, including, without limitation, all accounts, inventory, goods, equipment, software and computer programs, securities, investment property, financial assets, deposit accounts, chattel paper, electronic chattel paper, instruments, documents, letter-of-credit rights, health-care-insurance receivables, supporting obligations, notes secured by real estate, commercial tort claims, and general intangibles including payment intangibles, to secure the Obligations free and clear of all liens and encumbrances;

d.	Each Obligor shall, from and after the execution of this Agreement, execute and deliver to the Lender whatever additional documents, instruments, and agreements that the Lender may require in order to correct any document deficiencies, or to vest or perfect the Financing Documents and the Collateral granted therein more securely in the Lender and/or to otherwise give effect to the terms and conditions of this Agreement and/or the Related Documents, and hereby irrevocably authorize the Lender to file any financing statements (including financing statements with a generic description of the collateral such as “all assets”), and take any other normal and customary steps, the Lender deems necessary to perfect or evidence the Lender’s security interests and liens in any such Collateral; and

e.	This Agreement shall constitute an authenticated record as such term is defined in the Uniform Commercial Code.

Conditions Precedent

4.	The Lender’s agreements hereunder as contemplated herein shall not be effective unless and until each of the following conditions precedent have been fulfilled, pursuant to documentation in form and substance satisfactory to the Lender in all respects, all as determined by the Lender in its sole and exclusive discretion (with the date on which the Lender has confirmed in writing that all of such conditions precedent have been so satisfied being referred to herein as the “Effective Date”):

a.	CoroWare shall have executed and delivered to the Lender an Amended and Restated Secured Convertible Debenture (the “A&R Debenture”) in the original principal amount of $2,829,690 (representing the aggregate outstanding principal and interest on the Notes and Debentures as of January 7, 2016), which shall amend, restate, and consolidate the Notes and the Debentures and in a form acceptable to the Lender in its sole discretion;

b.	Each of the Obligors (other than CoroWare) shall have executed and delivered to the Lender an Global Guaranty Agreement (the “Guaranty Agreement”) and Amended and Restated Intellectual Property Security Agreement, in each case in a form acceptable to the Lender in its sole discretion;

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c.	CoroWare shall deliver to the Lender a Warrant (the “Warrant”) granting the Lender the right to purchase shares of CoroWare’s common stock in a form acceptable to the Lender in its sole discretion;

d.	CoroWare shall have reserved an aggregate of 4.0 billion shares of its common stock for the exclusive use and benefit of the Lender in order for CoroWare to fulfill its obligations to issue shares of its common stock upon the Lender’s conversion of the A&R Debenture or the exercise of the Warrant Agreement. CoroWare’s existing transfer agent and any future transfer agent shall provide the Lender with a letter (the “Transfer Agent Instructions”) acceptable to the Lender in its sole discretion acknowledging such exclusive share reserve;

e.	All action on the part of the Obligors necessary for the valid execution, delivery and performance by the Obligors of this Agreement shall have been duly and effectively taken and evidence thereof, including, without limitation, an opinion of the Obligors’ counsel, satisfactory to the Lender in all respects shall have been provided to the Lender; and

f.	This Agreement, and all documents, instruments, and agreements required in connection with, related to, or contemplated by this Agreement (collectively, the “Related Documents”), shall be executed and delivered to the Lender by the parties thereto, shall be in full force and effect and shall be form and substance satisfactory to the Lender.

Amendment, Restatement, and Consolidation of

Notes and Debentures

5.	From and after the Effective Date, the Obligors and the Lender agree that (a) the Notes and Debentures shall be amended, restated, and consolidated pursuant to the A&R Debenture, (b) the obligations guaranteed by the Guaranty shall continue to include all Obligations, including, without limitation, that portion of the Obligations evidenced by the A&R Debenture, and (c) all of the Collateral granted pursuant to the Financing Documents shall continue to secure all Obligations, including, without limitation, that portion of the Obligations evidenced by the A&R Debenture, subject to the provisions of Section 7, hereof. The A&R Debenture is being acquired by the Lender for consideration consisting solely of the surrender of the Notes and Debentures. Counsel to the Obligors shall provide an opinion letter (the “Opinion Letter”), reasonably satisfactory to the Lender, stating that the Lender may tack on its holding period of the Notes or the Debentures (as applicable) to its holding period of the A&R Debenture pursuant to Rule 144 of the Securities Act of 1933.

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Interest Rate; Repayment of Obligations

6.	From and after the Effective Date, interest shall accrue upon, and the Obligations shall be repaid, as follows:

a.	$25,000 shall be paid on the date hereof, which amount shall be credited to accrued but unpaid interest on the A&R Debenture;

b.	$25,000 shall be paid on or before March 1, 2016, which amount shall be credited to accrued but unpaid interest on the A&R Debenture;

c.	$30,000 shall be paid on or before April 1, 2016, which amount shall be credited to accrued but unpaid interest on the A&R Debenture;

d.	with the prior written, mutual consent of each Obligor and the Lender, at each Party’s sole and absolute discretion, $50,000 shall be paid on or before May 1, 2016, which amount shall be credited to accrued but unpaid interest on the A&R Debenture. In the event of such prior, written consent and the Lender’s receipt of payment, then the Termination Date shall be extended to May 30, 2016;
e.	Interest shall accrue upon the principal balance of the Obligations at the non-default rate set forth in the A&R Debenture;

f.	The Lender shall have the right, but not the obligation, to make conversions under, and in accordance with the terms and conditions of, the A&R Debenture subject to the terms of this Agreement; and

g.	All Obligations shall be repaid in full on or before the earlier of (i) the occurrence of any Termination Event, or (ii) Termination Date.

Forbearance by Lender

7.	From and after the later to occur of the Effective Date, and in consideration of the Obligors’ performance in accordance with this Agreement, the Lender shall forbear from:

a.	enforcing the Lender’s rights and remedies as a result of the Stated Defaults, and

b.	not exercising its rights to convert any part of the A&R Debenture into CoroWare’s common stock, in each case until the earlier of (i) the occurrence of a Termination Event (as defined below), or (ii) the Termination Date.

Notwithstanding the foregoing, nothing contained in this Agreement or the other Financing Documents shall constitute a waiver by the Lender of any default or event of default, whether now existing or hereafter arising (including, without limitation, the Stated Defaults). This Agreement shall only constitute an agreement by the Lender to forbear from enforcing its rights and remedies upon the terms and conditions set forth herein.

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Obligors’ Representations, Warranties, and Covenants

8.	Each of the Obligors hereby represents, warrants, and covenants to and with the Lender as follows:

a.	Except for the security interests granted to the Lender by the Obligors, and those security interests and/or liens set forth on the attached Schedule 3, no other person holds or has otherwise been granted a lien or security interest to and in the Collateral, whether subordinate to the Lender’s existing security interest or otherwise, and none of the Obligors has made (or will make) any assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in, or other lien or encumbrance on, the Collateral;

b.	Attached hereto as Schedule 4 is an updated chart showing the current corporate structure of the Obligors;

c.	All of the debts, loans, and other indebtedness of every kind and nature of each of the Obligors (other than current, unsecured trade debt incurred in the ordinary course of business) are listed on the attached Schedule 5;

d.	The execution and delivery of this Agreement, the A&R Debenture, and the other Related Documents by the Obligors and the performance by the Obligors of their respective obligations and agreements under this Agreement, the A&R Debenture (including the issuance of common shares in CoroWare upon conversion as provided therein), the other Related Documents and the other Financing Documents are within the authority of the Obligors, have been duly authorized by all necessary corporate proceedings on behalf of each Obligor, and do not and will not contravene any provision of law, statute, rule or regulation to which the Obligors (or any of them) are subject or, if applicable, any of the Obligors’ charter, other organization papers, by-laws or any stock provision or any amendment thereof or of any agreement or other instrument binding upon the any of the Obligors;

e.	This Agreement, the A&R Debenture (including the obligation to issue common shares in CoroWare upon conversion as provided therein), and the other Financing Documents constitute legal, valid and binding obligations of the Obligors, enforceable in accordance with their respective terms;

f.	No approval or consent of, or filing with, any governmental agency or authority is required to make valid and legally binding the execution, delivery or performance by the Obligors of this Agreement, or any of the other Financing Documents;

g.	The representations and warranties contained in this Agreement and the other Financing Documents were true and correct in all material respects at and as of the date made and are true and correct as of the date hereof, except to the extent of changes resulting from transactions specifically contemplated or specifically permitted by this Agreement and the other Financing Documents, changes which have been disclosed in writing to the Lender on or prior to the date hereof (including the Stated Defaults) and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date;

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h.	To the extent that from and after the date hereof any representation or warranty contained in this Agreement is no longer true or correct in all material respects, the Obligors shall promptly notify the Lender in writing of the same, and all of the relevant circumstances relating to the same;

i.	None of the Obligors currently have any commercial tort claims (as such term is defined in the Uniform Commercial Code) and hereby covenant and agree that in the event any of the Obligors shall hereafter hold or acquire a commercial tort claim, the Obligors shall immediately notify the Lender of the particulars of such claim in writing and shall grant to the Lender a security interest therein and in the proceeds thereof, upon such terms and documentation as may be satisfactory to the Lender; and

j.	The Obligors have read and understand each of the terms and conditions of this Agreement and the Related Documents and confirm that they are entering into this Agreement and the Related Documents freely and voluntarily, without duress, after having had an opportunity for consultation with independent counsel of their own selection, and not in reliance upon any representations, warranties, or agreements made by the Lender and not set forth in this Agreement or the other Related Documents.

Termination Events

9.	The occurrence of any one or more of the following events shall constitute a termination event (hereinafter, a “Termination Event”) under this Agreement:

a.	The failure of the Obligors to pay any amount required to be paid to the Lender under this Agreement, the A&R Debenture, and/or the other Related Documents, as and when due, including, without limitation, the failure to pay all Obligations in full on the Termination Date, it being expressly acknowledged and agreed that TIME IS OF THE ESSENCE;

b.	The failure of the Obligors to promptly, punctually, or faithfully perform or comply with any other term or condition of this Agreement, the A&R Debenture, and/or the other Related Documents as and when due, it being expressly acknowledged and agreed that TIME IS OF THE ESSENCE;

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c.	The issuance of an attachment, injunction, restraining order, or other order of any court of competent jurisdiction or government authority enjoining, restraining, or otherwise restricting the ability of the Obligors to perform hereunder, and/or under the Related Documents and/or the Financing Documents;

d.	The determination by the Lender that any warranty or representation made by the Obligors in connection with this Agreement, the Related Documents, or otherwise was false or misleading in any respect;

e.	The occurrence of a materially adverse change in or to the Collateral, as determined by the Lender in its sole and exclusive discretion;

f.	The occurrence of any default, or event of default (other than the Stated Defaults) under the Financing Documents, without regard to any grace or cure periods; or

g.	The occurrence of any default, or event of default under any of the obligations and liabilities of Carbonics to the Lender.

Rights Upon Occurrence of a Termination Event

10.	Upon the occurrence of any Termination Event:

a.	The Lender’s agreement to forbear as set forth in this Agreement shall automatically terminate and the Lender may, at its option, immediately commence enforcing its rights and remedies pursuant to this Agreement, the Related Documents, the Financing Documents and/or otherwise under applicable law;

b.	The Lender may at its sole discretion convert amounts under the A&R Debenture into shares of CoroWare’s common stock on the terms set forth therein;

c.	All Obligations shall be immediately due and payable in full, without demand, notice, or protest, all of which are hereby expressly WAIVED; and

d.	Interest shall accrue at the default rate of interest set forth in the A&R Debenture.

Costs of Collection

11.	The Obligors shall be liable to the Lender for any and all unreimbursed costs, expenses, and costs of collection (including attorneys’ fees and expenses) heretofore or hereafter incurred by the Lender in connection with the protection, preservation, and enforcement by the Lender of its rights and remedies under the Financing Documents, the Related Documents, and/or this Agreement, including, without limitation, the negotiation and preparation of this Agreement and the Related Documents, and/or any matters related thereto.

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Notices

12.	All notices hereunder to any party hereto shall be in writing and (i) hand delivered, (ii) sent by a nationally recognized overnight courier, or (iii) posted in the United States mail by registered or certified mail, return receipt requested, addressed to such party at its address indicated below:

If to any Obligor	c/o CoroWare, Inc.
601 108th Ave NE #1900
Bellevue, WA 98004
Attn: Lloyd Spencer
Telephone: (800) 641-2676 x756
Facsimile: (425) 968-4671

If to the Lender:	YA Global Investments, L.P.
c/o Yorkville Advisors, LLC
1012 Springfield Avenue
Mountainside, New Jersey 07092
Attention: David Gonzalez
Telephone: (201) 985-8300

or at any other address specified by such party in writing upon seven (7) days’ written notice to the other parties. Any such notice shall be treated as having been given upon the earlier of (i) actual receipt (by any method of delivery) by the person to whom the notice is addressed, or (ii) upon delivery to such address (or refusal to accept delivery).

Waivers

13.	Non-Interference. From and after the occurrence of a Termination Event, the Obligors agree:

a.	Not to interfere with the exercise by the Lender of any of its rights and remedies under this Agreement, the Related Documents, the Financing Documents, and/or applicable law, including, without limitation, the Lender’s right to exercise conversions under the A&R Debenture into CoroWare’s common stock;

b.	They shall not seek to distrain or otherwise hinder, delay, or impair the Lender’s efforts to realize upon any Collateral or otherwise to enforce its rights and remedies pursuant to this Agreement, the Related Documents, the Financing Documents, and/or applicable law, and shall at all times cooperate with the Lender’s exercise of its rights and remedies under this Agreement, the Related Documents, the Financing Documents, and/or applicable law; and

c.	The provisions of this Section shall be specifically enforceable by the Lender (without any obligation to post a bond or any other security).

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14.	Automatic Stay. The Obligors agree that upon the filing of any Petition for Relief by or against any of the Obligors under the United States Bankruptcy Code (a “Bankruptcy Filing”), the Lender shall be entitled to immediate and complete relief from the automatic stay with respect to such Obligor or Obligors, and Lender shall be permitted to proceed to protect and enforce its rights and remedies under applicable law. The Obligors hereby expressly assent to any motion filed by the Lender seeking relief from the automatic stay. The Obligors further hereby expressly WAIVE the protections afforded under Section 362 of the United States Bankruptcy Code with respect to the Lender.

15.	Jury Trial. The Obligors and the Lender hereby make the following waiver knowingly, voluntarily, and intentionally, and understand that the other, in entering into this Agreement, is relying on such a waiver: THE OBLIGORS AND THE LENDER EACH HEREBY IRREVOCABLY WAIVE ANY PRESENT OR FUTURE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE OTHER BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST SUCH PARTY OR IN WHICH SUCH PARTY IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF, OR IS IN RESPECT OF, ANY RELATIONSHIP BETWEEN THE OBLIGORS, OR ANY OTHER PERSON, AND THE LENDER.

Entire Agreement

16.	This Agreement shall be binding upon the Obligors and the Obligors’ respective employees, representatives, successors, and assigns, and shall inure to the benefit of the Lender and the Lender’s successors and assigns. This Agreement and all documents, instruments, and agreements executed in connection herewith incorporate all of the discussions and negotiations between the Obligors and the Lender, either expressed or implied, concerning the matters included herein and in such other documents, instruments and agreements, any statute, custom, or usage to the contrary notwithstanding. No such discussions or negotiations shall limit, modify, or otherwise affect the provisions hereof. No modification, amendment, or waiver of any provision of this Agreement, or any provision of any other document, instrument, or agreement between the Obligors and the Lender shall be effective unless executed in writing by the party to be charged with such modification, amendment, or waiver, and if such party be the Lender, then by a duly authorized officer thereof.

Construction of Agreement

17.	In connection with the interpretation of this Agreement and all other documents, instruments, and agreements incidental hereto:

a.	All rights and obligations hereunder and thereunder, including matters of construction, validity, and performance, shall be governed by and construed in accordance with the law of the State of New Jersey and are intended to take effect as sealed instruments. Each of the Obligors hereby irrevocably submits to the jurisdiction of any federal or state court located within the State of New Jersey.
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b.	The captions of this Agreement are for convenience purposes only, and shall not be used in construing the intent of the Lender and the Obligors under this Agreement.

c.	In the event of any inconsistency between the provisions of this Agreement and the Financing Documents, Related Documents, or any other document, instrument, or agreement entered into by and between the Lender and the Obligors, the provisions of this Agreement shall govern and control.

d.	The Lender and the Obligors have prepared this Agreement and all documents, instruments, and agreements incidental hereto with the aid and assistance of their respective counsel. Accordingly, all of them shall be deemed to have been drafted by the Lender and the Obligors and shall not be construed against either the Lender or the Obligors.

Illegality or Unenforceability

18.	Any determination that any provision or application of this Agreement is invalid, illegal, or unenforceable in any respect, or in any instance, shall not affect the validity, legality, or enforceability of any such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.

YA GLOBAL INVESTMENTS, L.P. By Yorkville Advisors, LLC, its investment advisor,

By:
Name:
Title:

[YA Global Signature Page to Agreement]

[Signatures continued on following page]

COROWARE, INC.

By
Name:	Lloyd Spencer
Title:	President

COROWARE TECHNOLOGIES, INC.

By
Name:	Lloyd Spencer
Title:	President

ROBOTIC WORKSPACE TECHNOLOGIES, INC.

By
Name:	Lloyd Spencer
Title:	President

[Schedule 2: Financing Documents]

SCHEDULE 1

Obligors

CoroWare, Inc.

CoroWare Technologies, Inc.

Robotic Workspace Technologies, Inc.

[Schedule 2: Financing Documents]

Schedule 2

Financing Documents

Secured Convertible Debentures (collectively, the “Debentures”)

1.	Secured Convertible Debenture, No. IVHG-2-1, dated as of July 20, 2006 in the original principal balance of $1,250,000 given by CoroWare, Inc. to YA Global Investments, LP.

2.	Secured Convertible Debenture, No. IVHG-2-2, dated as of August 22, 2006 in the original principal balance of $575,000 given by CoroWare, Inc. to YA Global Investments, LP.

3.	Secured Convertible Debenture, No. IVHG-2-4, dated as of November 2, 2007 in the original principal balance of $600,000 given by CoroWare, Inc. to YA Global Investments, LP.

4.	Secured Convertible Debenture, No. IVHG-2-5, dated as of March 17, 2008 in the original principal balance of $300,000 given by CoroWare, Inc. to YA Global Investments, LP.

5.	Amendment No. 1 to Convertible Debentures dated as of March 19, 2008 between CoroWare, Inc. and YA Global Investments, LP.

6.	Series B Secured Convertible Debenture, No. Coro-3-1, dated as of March 7, 2013 in the original principal balance of $25,000 given by CoroWare, Inc. to YA Global Investments, LP.

Promissory Notes (collectively, the “Notes”)

1.	Promissory Note dated as of August 1, 2008 in the original principal balance of $12,500 given by CoroWare Technologies, Inc. to YA Global Investments, LP.

2.	Promissory Note dated as of August 18, 2008 in the original principal balance of $25,000 given by CoroWare Technologies, Inc. to YA Global Investments, LP.

Security Agreements (collectively, the “Security Agreements”)

1.	Security Agreement dated as of July 20, 2006 between CoroWare, Inc. and YA Global Investments, LP.

2.	Security Agreement dated as of July 20, 2006 between CoroWare Technologies, Inc. and YA Global Investments, LP.

3.	Security Agreement dated as of November 2, 2007 among CoroWare, Inc., CoroWare Technologies, Inc., Robotic Workspace Technologies, Inc., Innova Robotics, Inc., Robotics Software Services, Inc. and YA Global Investments, LP.

4.	Patent and Trademark Security Agreement dated as of October 29, 2007 among CoroWare, Inc., Robotic Workspace Technologies, Inc. and YA Global Investments, LP.

All other documents, instruments, and agreements executed in connection with, or related to the foregoing.

[Schedule 2: Financing Documents]

SCHEDULE 3

Liens

Date:	04/30/2012
Filing Number:	201212206765
Jurisdiction:	Sec Of State WA
Secured Party:	Irs, CCP-Lienunit Oh Cincinnati 45250 Po Box 145595
Activity:	Filed

Date:	08/06/2012
Filing Number:	201221940001
Jurisdiction:	Sec Of State WA
Secured Party:	Irs, CCP-Lienunit Oh Cincinnati 45250 Po Box 145595
Activity:	Filed

Date:	08/20/2012
Filing Number:	201223372312
Jurisdiction:	Sec Of State WA
Secured Party:	Irs, CCP-Lienunit Oh Cincinnati 45250 Po Box 145595
Activity:	Filed

Date:	08/20/2012
Filing Number:	201223372183
Jurisdiction:	Sec Of State WA
Secured Party:	Irs, CCP-Lienunit Oh Cincinnati 45250 Po Box 145595
Activity:	Filed

Date:	03/17/2014
Filing Number:	201407602044
Jurisdiction:	Sec Of State WA
Secured Party:	Irs, CCP-Lienunit Oh Cincinnati 45250 Po Box 145595
Activity:	Filed

Date:	05/13/2014
Filing Number:	201413445727
Jurisdiction:	Sec Of State WA
Secured Party:	Irs, CCP-Lienunit Oh Cincinnati 45250 Po Box 145595
Activity:	Filed

Date:	07/30/2014
Filing Number:	201421127103
Jurisdiction:	Sec Of State WA
Secured Party:	Irs, CCP-Lienunit Oh Cincinnati 45250 Po Box 145595
Activity:	Filed

[Schedule 3: Liens]

Date:	10/01/2014
Filing Number:	201427465018
Jurisdiction:	Sec Of State WA
Secured Party:	Irs, CCP-Lienunit Oh Cincinnati 45250 Po Box 145595
Activity:	Filed

Date:	12/08/2014
Filing Number:	201434317362
Jurisdiction:	Sec Of State WA
Secured Party:	Irs, CCP-Lienunit Oh Cincinnati 45250 Po Box 145595
Activity:	Filed

Date:	02/19/2015
Filing Number:	201505016316
Jurisdiction:	Sec Of State WA
Secured Party:	Irs, CCP-Lienunit Oh Cincinnati 45250 Po Box 145595
Activity:	Filed

Date:	11/13/2015
Filing Number:	201531761983
Jurisdiction:	Sec Of State WA
Secured Party:	Irs, CCP-Lienunit Oh Cincinnati 45250 Po Box 145595
Activity:	Filed

[Schedule 3: Liens]

[Schedule 4: Organizational Chart]

SCHEDULE 5

Obligors’ Outstanding Debt

Business Liabilities	Date Pledged	Balance Owed	Payment Amount

High Speed Capital / Yellowstone Capital 160 Pearl St New York, NY 10005	7/30/2015	$37,683.00	$37,683.00

Knight Capital 9 East Loockerman Street, Suite 3A-543 Dover, DE 19901	7/16/2015	$85,017.93	$85,017.93

Power Up Lending 111 Great Neck Rd. Suite 216 Great Neck, NY 11021	1/8/2016	$161,235.00	$161,235.00

Quick Fix Capital 884 Town Center Drive Langhorne, PA 19047	8/17/2015	$73,906.87	$73,906.87
Total			$357,842.80